Exhibit 99

Manning & Napier, Inc. Reports Fourth Quarter and Full Year 2021 Earnings Results

FAIRPORT, NY, February 8, 2022 - Manning & Napier, Inc. (NYSE: MN), (“Manning & Napier” or the "Company”) today reported 2021 fourth quarter and full year results for the period ended December 31, 2021.
Summary Highlights
•Assets under management ("AUM") at December 31, 2021 were $22.5 billion, compared to $22.0 billion at September 30, 2021
•Revenue for the fourth quarter was $37.8 million, an increase of 13% from the fourth quarter of 2020 and an increase of 1% from the third quarter of 2021
•Fourth quarter income before taxes was $9.2 million; the net income attributable to Manning & Napier, Inc. for the fourth quarter was $7.4 million, or $0.34 per diluted share
•On a non-GAAP basis, as defined in the Non-GAAP Financial Measures section below, economic net income for the fourth quarter was $8.0 million, or $0.35 per adjusted share
•The Company returned approximately $7.5 million of cash to investors during 2021 through the reinstatement of a quarterly dividend of $0.05 per share of Class A common stock starting in the third quarter and the share purchase completed during the year
•In February 2022, the Board of Directors reauthorized a share repurchase program of up to $10.0 million of Manning & Napier Inc. Class A common shares

“We completed 2021 with strong results for clients and increasing business momentum as our suite of investment strategies delivered excellent returns again last year, building on our robust track record over the short-, medium-, and long-term,” explained Marc Mayer, Chairman of the Board and Chief Executive Officer of Manning & Napier.

Mr. Mayer commented, “The results we achieved for clients, coupled with effective client engagement and increased sales productivity, were leading contributors to our improving rate of net client outflows. We take pride in our accomplishments, which include progress on our digital transformation, the integration of ESG principles into our investment disciplines, and increases in the diversity of our team. However, important work remains on each of these fronts. Our focus is on excellence in investment results and improving our sales and operating metrics while emphasizing our values, our diversity, and the alignment of our workforce. These will be key growth drivers in generating net client inflows and value for shareholders in 2022.”

Fourth Quarter 2021 Financial Review
Manning & Napier reported fourth quarter 2021 revenue of $37.8 million, an increase of 13% from revenue of $33.5 million reported in the fourth quarter of 2020, and an increase of approximately $0.3 million, or 1%, from revenue of $37.5 million reported in the third quarter of 2021. These changes in revenue resulted primarily from changes in average AUM over the same periods. Average AUM for the quarter was $22.3 billion, a 14% increase from the fourth quarter of 2020 and remained relatively consistent with the third quarter of 2021, when average AUM was $19.5 billion and $22.4 billion, respectively. Revenue as a percentage of average AUM was 0.67% for the fourth quarter of 2021, compared to 0.68% for the fourth quarter of 2020 and 0.67% for the third quarter of 2021.
Total operating expenses for the fourth quarter of 2021 were $28.6 million, a decrease of $0.4 million, or 1%, compared with the fourth quarter of 2020, and an increase of $0.3 million, or 1% compared with the third quarter of 2021 due to the factors described below.

Compensation and related costs were $17.9 million for the fourth quarter of 2021, a decrease of $1.2 million, or 6%, compared with the fourth quarter of 2020 and a decrease of $0.8 million, or 4%, compared with the third quarter of 2021. The change in the current quarter compared to the fourth quarter of 2020 was driven by decreases in our subjective and analyst bonus accruals, coupled with the impacts of the implementation of a deferred compensation plan during the first quarter of 2021, whereby a fraction of incentive compensation for our most highly compensated employees will be invested in our investment products and vested over a multi-year period. The change in the current quarter compared to the third quarter of 2021 is attributed to a decrease in our variable incentive as well as subjective accruals based on final year end results. Compensation and related costs as a percentage of revenue were 47% for the fourth quarter of 2021, compared with 57% in the fourth quarter of 2020 and 50% for the third quarter of 2021.
Distribution, servicing and custody expenses for the fourth quarter of 2021 increased by less than $0.1 million, or 2% compared with the fourth quarter of 2020, and decreased by approximately $0.1 million, or 2%, compared with the third quarter of 2021. The decrease from the third quarter of 2021 is generally in line with the decrease in average AUM of less than 1%, however the increase from the fourth quarter of 2020 stems from business mix generally trending towards asset classes that do not have a distribution fee attached.
Other operating costs for the fourth quarter of 2021 were $8.2 million, an increase of approximately $0.8 million, or 11% compared with the fourth quarter of 2020, and an increase of $1.2 million, or 18%, when compared with the third quarter of 2021. The increase compared to both the fourth quarter of 2020 and the third quarter of 2021 is driven by increased professional fees and other costs supporting the digital transformation. Other operating costs as a percentage of revenue for the fourth quarter of 2021 were 22%, consistent with 22% for the fourth quarter of 2020 and compared to 19% for the third quarter of 2021.
Operating income was $9.2 million for the fourth quarter of 2021, an increase of approximately $4.7 million from operating income of $4.6 million for the fourth quarter of 2020, and a decrease of $0.1 million from operating income of $9.3 million for the third quarter of 2021. Operating margin for the fourth quarter of 2021 was 24%, an increase compared to 14% for the fourth quarter of 2020 and a slight decrease from 25% for the third quarter of 2021.
Non-operating loss was $0.1 million for the quarter, compared to income of $1.1 million and a loss of $0.1 million in the fourth quarter of 2020 and third quarter of 2021, respectively. The fourth quarter of 2021 includes approximately $0.2 million of net gains on investments held by the Company, compared to net gains of $0.9 million in the fourth quarter of 2020 and net losses of approximately $0.1 million in the third quarter of 2021. Interest and dividend income for the fourth quarter of 2021 was $0.2 million, compared to $0.1 million in the fourth quarter of 2020 and less than $0.1 million in the third quarter of 2021. The Company recognized an expense of $0.4 million during the fourth quarter of 2021, compared to income of $0.1 million in the fourth quarter of 2020, related to changes in the Company's expected tax benefits and the corresponding changes in the payment of such benefits under the tax receivable agreement with the other holders of units of Manning & Napier Group, LLC ("Manning & Napier Group").
Income before provision for income taxes was $9.2 million for the quarter, compared to $5.7 million in the fourth quarter of 2020 and $9.2 million in the third quarter of 2021. The Company recognized a provision for income taxes of $1.5 million in the fourth quarter of 2021, compared to a benefit of $0.1 million in the fourth quarter of 2020 and a provision of $2.5 million in the third quarter of 2021. The decrease in the Company's effective tax rate during the current quarter compared to the third quarter of 2021 is driven by the discrete benefits received from the vesting of equity awards during the fourth quarter of 2021 that did not occur in the third quarter of 2021.
Net income attributable to the controlling and the non-controlling interests for the fourth quarter of 2021 was $7.7 million, compared to $5.7 million in the fourth quarter of 2020 and $6.7 million in the third quarter of 2021. Net income attributable to Manning & Napier, Inc. for the fourth quarter of 2021 was $7.4 million, or $0.40 per basic and $0.34 per diluted share, compared to $5.1 million, or $0.31 per basic and $0.23 per diluted share, in the fourth quarter of 2020 and $6.5 million, or $0.35 per basic and $0.29 per diluted share, in the third quarter of 2021 and reflects the public ownership of the Company’s subsidiary, Manning & Napier Group. The remaining ownership interest is attributable to the other members of Manning & Napier Group.
On a Non-GAAP basis, as defined in the Non-GAAP Financial Measures section of this release, Manning & Napier reported fourth quarter 2021 economic income of $9.7 million, compared to $6.4 million in the fourth quarter of 2020 and $9.8 million in the third quarter of 2021. The Company reported economic net income of $8.0 million, or $0.35 per adjusted share, in the fourth quarter of 2021 compared to $5.7 million, or $0.26 per adjusted share, in the fourth quarter of 2020 and $6.9 million, or $0.30 per adjusted share, in the third quarter of 2021. The Company's adjusted income taxes during the fourth quarter of 2021 were $1.8 million, compared to $0.7 million for the fourth quarter of 2020 and $2.9 million for the third quarter of 2021. Adjusted income taxes are described under "Non-GAAP Financial Measures" below.

Twelve months ended December 31, 2021 Financial Review
Manning & Napier reported 2021 revenue of $145.6 million, an increase of 15% from revenue of $127.0 million reported in the same period in 2020. This increase was driven by changes in average AUM, which increased by 15% from the prior year to $21.7 billion in 2021. Revenue as a percentage of average AUM was 0.67% for both the twelve months ended December 31, 2021 and 2020.
Total operating expenses for 2021 were $113.1 million, relatively flat when compared to the same period in 2020.
Compensation and related costs for the twelve months ended December 31, 2021 decreased by $0.5 million, or 1%, when compared to the same period in 2020. This change was driven by increased incentive compensation accruals based on increases in both sales and performance in 2021, offset by the impacts of the implementation of a deferred compensation plan during the first quarter of 2021. Compensation and related costs as a percentage of revenue were 51% for 2021 compared to 59% in 2020.
Distribution, servicing and custody expenses for 2021 decreased by $0.4 million, or 4%, from the same period in 2020. The expense decreased despite an increase in average mutual fund and collective trust AUM, primarily as a result of business mix generally trending towards asset classes that do not have a distribution fee attached.
Other operating costs for 2021 increased by $0.8 million as compared to 2020, driven primarily by increased professional fees and other costs incurred to support our digital transformation. Other operating costs as a percentage of revenue were 20% for 2021, compared with 23% in 2020.
Operating income was $32.5 million for 2021, an increase of $18.7 million, or 135%, from $13.8 million in 2020. Operating margin for 2021 was 22% compared to 11% in 2020.
Non-operating income for 2021 was $0.6 million, an increase of approximately $0.6 million from non-operating income of less than $0.1 million for 2020. Non-operating income for 2021 includes $0.8 million net gains on investments held by the Company, compared to a net gain of $0.9 million in 2020. Interest and dividend income for 2021 was $0.4 million, compared to $0.9 million in 2020. Also included in non-operating income for 2021 was an expense of $0.6 million, compared to an expense of $1.8 million recognized for 2020, related to changes in the Company's expected tax benefits under the tax receivable agreement with the other holders of units of Manning & Napier Group and the corresponding changes in the payment of such benefits.
Income before provision for income taxes was $33.1 million for 2021, compared to $13.8 million in 2020, a 140% increase. The Company recognized a provision for income taxes of $6.0 million for 2021 compared to a benefit of $0.1 million in 2020. The change is attributed to the enactment of the Coronavirus Aid, Relief, and Economic Security Act ("CARES Act") on March 27, 2020 which included, among other things, the elimination of certain restrictions on net operating losses. As a result, the Company recognized an income tax benefit in 2020 related to the favorable rate applied to its net operating losses. The increase compared to 2020 was also attributed to a higher portion of Manning & Napier Group's earnings subject to taxation at the C-Corporation level. Manning & Napier Inc.'s ownership of Manning & Napier Group increased as a result of the redemption and subsequent retirement of 60,012,419 Class A units of Manning & Napier Group on May 11, 2020, and further increased during the second quarter of 2021 as a result of the annual exchange process between the Company and the holders of its non-controlling interests.
Net income attributable to the controlling and the non-controlling interests was $27.1 million and $13.9 million for the twelve months ended December 31, 2021 and 2020, respectively. Net income attributable to Manning & Napier, Inc. for 2021 was $25.1 million, or $1.41 per basic and $1.19 per diluted share, compared to $10.0 million, or $0.61 per basic and $0.29 diluted share in 2020.
On a Non-GAAP basis, as defined in the Non-GAAP Financial Measures section of this release, Manning & Napier reported economic income of $35.9 million for the twelve months ended December 31, 2021, compared to $16.7 million in 2020. Economic net income for 2021 was $28.9 million, or $1.24 per adjusted share, compared to $14.4 million, or $0.33 per adjusted share in 2020. The Company's adjusted income taxes during the twelve months ended December 31, 2021 were $7.0 million, compared to $2.2 million in 2020. The adjusted income taxes in the twelve months ended December 31, 2020 includes the income tax benefit attributed to the enactment of the CARES Act, as discussed above and is described under "Non-GAAP Financials Measures" below.

Assets Under Management
As of December 31, 2021, AUM was $22.5 billion, an increase of 3% from $22.0 billion as of September 30, 2021 and an increase of 12% from $20.1 billion as of December 31, 2020. The composition of the Company's AUM across portfolios was consistent as of December 31, 2021, September 30, 2021, and December 31, 2020 with 67% in blended assets, 28% in equity, and 5% in fixed income. By channel, the composition of the Company's AUM at December 31, 2021 was approximately 43% in wealth management and 57% in institutional and intermediary.
Since September 30, 2021, AUM increased by $0.6 billion. This increase in AUM was attributable to $0.8 billion in market appreciation, partially offset by approximately $0.3 billion in net client outflows. The net client outflows of approximately $0.3 billion consisted of wealth management net outflows of $0.1 billion, coupled with institutional and intermediary net outflows of $0.2 billion. The annualized separate account retention rate for the three months ended December 31, 2021 was 98%, consistent with the rolling 12 months ended December 31, 2021.
When compared to December 31, 2020, AUM increased by over $2.4 billion from $20.1 billion, including increases of approximately $0.9 billion, or 10%, in wealth management AUM and approximately $1.6 billion, or 14%, in institutional and intermediary AUM. The $2.4 billion increase in AUM from December 31, 2020 to December 31, 2021 was attributable to market appreciation of $3.0 billion, partially offset by net client outflows of approximately $0.6 billion. The net client outflows of $0.6 billion consisted of approximately $0.3 billion of net outflows in our wealth management sales channel and $0.4 billion of net outflows within our institutional and intermediary sales channel.
Balance Sheet
Cash and cash equivalents, and investments totaled $98.1 million as of December 31, 2021, compared to $89.7 million as of September 30, 2021. The increase in cash and cash equivalents and investments of approximately $8.4 million during the quarter was driven by cash provided by operations, primarily attributed to net income during the quarter and the timing of accrued annual incentive compensation payments. This increase in cash and cash equivalents, and investments was partially offset by cash used in financing activities, including $0.9 million of cash used on a fourth quarter dividend of $0.05 per share of Class A common stock and $0.6 million of cash used to satisfy tax withholding requirements for equity awards.
Business Updates
During the first quarter of fiscal 2021, the Board of Directors authorized the purchase of up to $10.0 million of Manning & Napier Inc. Class A common shares that expired on December 31, 2021. The Company funded the share repurchase program through cash on hand and cash flows and purchased a total of 749,005 Class A common shares for an aggregate purchase price of approximately $5.7 million during 2021.
In February 2022, the Board of Directors reauthorized a share repurchase program authorizing the purchase of up to $10.0 million of Manning & Napier Inc. Class A common shares. The authority to repurchase shares will be exercised from time to time as market conditions warrant, is subject to regulatory considerations and will expire on December 31, 2022. The timing, amount, and other terms and conditions of any repurchases will be determined by management at its discretion based on a variety of factors, including the market price of shares, general market and economic conditions, and legal requirements. It is possible that no shares will be repurchased. The repurchase program may be modified, discontinued or suspended at any time. The Company currently intends to fund the program through cash on hand and future cash flow.
Summary of Presentation Changes
Beginning with the three-month period ended December 31, 2021, the Company revised its presentation of investment management revenue within its consolidated statements of operations. Investment management revenue, previously presented by sales channel, is now presented in the aggregate as "investment management fees".
Amounts for the comparative prior periods have been reclassified to conform to the current period presentation. These reclassifications had no impact on previously reported net income and do not represent a restatement of any previously published financial results.
Conference Call
Manning & Napier will host a conference call to discuss its 2021 fourth quarter and full year financial results on Tuesday, February 8, 2022, at 5:00 p.m. ET. To access the teleconference, please dial 866-518-6930 (domestic and international) approximately ten minutes before the teleconference’s scheduled start time and reference ID# MNQ421. A live webcast will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/. A supplemental slide deck will be posted to the Company's website prior to the call.

If you are unable to access the live teleconference, a replay will be available beginning approximately two hours after the call’s completion and available through February 15, 2022. The teleconference replay can be accessed by dialing 402-220-1144 (domestic and international). A webcast replay will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/.
Non-GAAP Financial Measures
To provide investors with greater insight into operating results, promote transparency, facilitate comparison of period-to-period results, and to allow a more comprehensive understanding of information used by management in its financial and operational decision-making, the Company supplements its consolidated statements of operations presented in accordance with accounting principles generally accepted in the United States of America ("GAAP") with non-GAAP financial measures of earnings. Please refer to the schedule in this release for a reconciliation of non-GAAP financial measures to GAAP measures.
Management uses economic income, economic net income and economic net income per adjusted share as financial measures to evaluate the profitability and efficiency of the Company’s business as a whole in the ordinary, ongoing and customary course of its operations. Economic income, economic net income and economic net income per adjusted share are not presented in accordance with GAAP.
Economic income presents a financial measure of the controlling and non-controlling interests of Manning & Napier Group and excludes from income before provision for income taxes strategic restructuring and transaction costs, net. We define strategic restructuring and transaction costs, net, as items related to our ongoing strategic review focused on the evolution of our distribution strategy and technology initiatives. These include severance-related costs, certain consulting and other professional service fees, lease and other contract termination costs, and gain or loss on sale of a business.
Economic net income is a non-GAAP measure of after-tax operating performance for the controlling and non-controlling interests of Manning & Napier Group and equals the Company’s income before provision for income taxes less adjusted income taxes. Adjusted income taxes are estimated assuming the exchange of all outstanding units of Manning & Napier Group into Class A common stock on a one-to-one basis. Therefore, all income of Manning & Napier Group allocated to the units of Manning & Napier Group is treated as if it were allocated to Manning & Napier and represents an estimate of income tax expense at an effective rate of 18.1%, 10.4% and 29.8% for the three-month periods ended December 31, 2021, December 31, 2020 and September 30, 2021, respectively, and an expense of 19.5% and 13.3% for the twelve-months ended December 31, 2021 and 2020, respectively, reflecting assumed federal, state and local income taxes.
Economic net income per adjusted share is equal to economic net income divided by the weighted average number of adjusted Class A common shares outstanding. The number of weighted average adjusted Class A common shares outstanding for all periods presented is determined by assuming the weighted average exchangeable units of Manning & Napier Group, weighted average unvested restricted stock units, weighted average unvested restricted stock awards and weighted average vested stock options are converted into the Company’s outstanding Class A common stock as of the respective reporting date, on a one-to-one basis. The Company’s management uses economic net income, among other financial data, to determine the earnings available to distribute as dividends to holders of its Class A common stock and to the holders of the units of Manning & Napier Group.
Investors should consider the non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. Additionally, the Company’s non-GAAP financial measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures.
About Manning & Napier, Inc.
Manning & Napier (NYSE: MN) provides a broad range of investment solutions through separately managed accounts, mutual funds, and collective investment trust funds, as well as a variety of consultative services that complement our investment process. Founded in 1970, we offer equity, fixed income and alternative strategies, as well as a range of blended asset portfolios, including life cycle funds. We serve a diversified client base of high-net-worth individuals and institutions, including 401(k) plans, pension plans, Taft-Hartley plans, endowments and foundations. For many of these clients, our relationship goes beyond investment management and includes customized solutions that address key issues and solve client-specific problems. We are headquartered in Fairport, NY and had 279 employees as of December 31, 2021.
Safe Harbor Statement
This press release and other statements that the Company may make may contain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of

1934, which reflect the Company’s current views with respect to, among other things, its operations and financial performance. Words like “believes,” “expects,” “may,” “estimates,” “will,” “should,” “intends,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, are used to identify forward-looking statements, although not all forward-looking statements contain these words. Although the Company believes that it is basing its expectations and beliefs on reasonable assumptions within the bounds of what it currently knows about its business and operations, there can be no assurance that its actual results will not differ materially from what the Company expects or believes. Some of the factors that could cause the Company’s actual results to differ from its expectations or beliefs include, without limitation: changes in securities or financial markets or general economic conditions; the impact of COVID-19 on the U.S. and global economy; a decline in the performance of the Company’s products; client sales and redemption activity; any loss of an executive officer or key personnel; changes in the Company’s business related to strategic acquisitions and other transactions; the Company’s ability to successfully deploy new technology platforms and upgrades; changes of government policy or regulations; and other risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission.
Contacts
Investor Relations:
Emily Blum
Prosek Partners
973-464-5240
eblum@prosek.com

Public Relations:
Nicole Kingsley Brunner
Manning & Napier, Inc.
585-325-6880
nbrunner@manning-napier.com
Source Manning & Napier

Manning & Napier, Inc.
Consolidated Statements of Operations
(in thousands, except share data)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Revenues
Investment management fees	$32,850	$32,575	$28,913	$126,353	$108,503
Distribution and shareholder servicing	2,250	2,278	2,157	8,917	9,274
Custodial services	1,735	1,759	1,578	6,860	6,217
Other revenue	981	925	864	3,451	3,040
Total revenue	37,816	37,537	33,512	145,581	127,034
Expenses
Compensation and related costs	17,919	18,749	19,150	73,889	74,397
Distribution, servicing and custody expenses	2,451	2,512	2,405	9,818	10,239
Other operating costs	8,205	6,970	7,389	29,348	28,586
Total operating expenses	28,575	28,231	28,944	113,055	113,222
Operating income	9,241	9,306	4,568	32,526	13,812
Non-operating income (loss)
Non-operating income (loss), net	(63)	(73)	1,095	578	8
Income before provision for income taxes	9,178	9,233	5,663	33,104	13,820
Provision for (benefit from) income taxes	1,521	2,523	(78)	6,032	(106)
Net income attributable to the controlling and the noncontrolling interests	7,657	6,710	5,741	27,072	13,926
Less: net income attributable to the noncontrolling interests	220	207	648	1,967	3,922
Net income attributable to Manning & Napier, Inc.	$7,437	$6,503	$5,093	$25,105	$10,004

Net income per share available to Class A common stock
Basic	$0.40	$0.35	$0.31	$1.41	$0.61
Diluted	$0.34	$0.29	$0.23	$1.19	$0.29
Weighted average shares of Class A common stock outstanding
Basic	18,523,055	18,481,147	16,464,182	17,752,854	16,147,469
Diluted	22,142,862	22,226,455	21,733,694	21,072,140	41,611,219

Manning & Napier, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Measures
(in thousands, except share data)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020

Net income attributable to Manning & Napier, Inc.	$7,437	$6,503	$5,093	$25,105	$10,004
Add back: Net income attributable to the noncontrolling interests	220	207	648	1,967	3,922
Add back: Provision for (benefit from) income taxes	1,521	2,523	(78)	6,032	(106)
Income before provision for income taxes	9,178	9,233	5,663	33,104	13,820
Add back: Strategic restructuring and transaction costs, net (1)	562	560	748	2,838	2,839
Economic income (Non-GAAP)	9,740	9,793	6,411	35,942	16,659
Adjusted income taxes (Non-GAAP)	1,766	2,921	669	7,009	2,210
Economic net income (Non-GAAP)	$7,974	$6,872	$5,742	$28,933	$14,449

Weighted average shares of Class A common stock outstanding - Basic	18,523,055	18,481,147	16,464,182	17,752,854	16,147,469
Assumed vesting, conversion or exchange of:
Weighted average Manning & Napier Group, LLC units outstanding (noncontrolling interest)	428,812	428,812	2,021,781	1,214,386	23,501,636
Weighted average unvested restricted stock units and stock awards	3,705,491	3,890,091	3,473,725	3,840,377	3,348,864
Weighted average vested stock options	333,332	333,332	319,351	439,713	378,376
Weighted average adjusted shares (Non-GAAP)	22,990,690	23,133,382	22,279,039	23,247,330	43,376,345

Economic net income per adjusted share (Non-GAAP)	$0.35	$0.30	$0.26	$1.24	$0.33

(1) Strategic restructuring and transaction costs, net, are included in the following financial statement line items of our Consolidated Statements of Operations:

Compensation and benefits	$231	$532	$500	$1,403	$1,403
Other operating costs	331	28	248	1,435	1,436
Total strategic restructuring and transaction costs, net	$562	$560	$748	$2,838	$2,839

Manning & Napier, Inc.
Assets Under Management ("AUM")
(in millions)
(unaudited)

For the three months ended:	Sales Channel (4)			Portfolio
	Wealth Management	Institutional and Intermediary	Total	Blended Asset	Equity	Fixed Income	Total
As of September 30, 2021	$9,480.3	$12,495.9	$21,976.2	$14,674.8	$6,229.7	$1,071.7	$21,976.2
Gross client inflows (1)	223.9	461.2	685.1	443.8	156.9	84.4	685.1
Gross client outflows (1)	(295.8)	(661.4)	(957.2)	(575.8)	(317.1)	(64.3)	(957.2)
Market appreciation/(depreciation) & other (2)	368.5	470.0	838.5	531.3	304.9	2.3	838.5
As of December 31, 2021	$9,776.9	$12,765.7	$22,542.6	$15,074.1	$6,374.4	$1,094.1	$22,542.6
Average AUM for period	$9,634.4	$12,631.6	$22,266.0	$14,884.5	$6,297.4	$1,084.1	$22,266.0

As of June 30, 2021	$9,613.5	$12,648.0	$22,261.5	$14,868.6	$6,333.9	$1,059.0	$22,261.5
Gross client inflows (1)	211.0	401.8	612.8	437.9	116.5	58.4	612.8
Gross client outflows (1)	(237.2)	(532.5)	(769.7)	(528.4)	(189.8)	(51.5)	(769.7)
Market appreciation/(depreciation) & other (2)	(107.0)	(21.4)	(128.4)	(103.3)	(30.9)	5.8	(128.4)
As of September 30, 2021	$9,480.3	$12,495.9	$21,976.2	$14,674.8	$6,229.7	$1,071.7	$21,976.2
Average AUM for period	$9,629.3	$12,732.2	$22,361.5	$14,908.6	$6,381.1	$1,071.8	$22,361.5

As of September 30, 2020	$8,102.6	$11,142.5	$19,245.1	$13,367.7	$4,872.6	$1,004.8	$19,245.1
Gross client inflows (1)	290.6	313.8	604.4	377.8	199.0	27.6	604.4
Gross client outflows (1)	(432.9)	(987.4)	(1,420.3)	(1,157.0)	(236.0)	(27.3)	(1,420.3)
Market appreciation/(depreciation) & other (2)	946.1	744.1	1,690.2	970.3	709.7	10.2	1,690.2
As of December 31, 2020	$8,906.4	$11,213.0	$20,119.4	$13,558.8	$5,545.3	$1,015.3	$20,119.4
Average AUM for period	$8,616.4	$10,847.9	$19,464.3	$13,310.9	$5,145.8	$1,007.6	$19,464.3

For the twelve months ended:	Sales Channel (4)			Portfolio
	Wealth Management	Institutional and Intermediary	Total	Blended Asset	Equity	Fixed Income	Total
As of December 31, 2020	$8,906.4	$11,213.0	$20,119.4	$13,558.8	$5,545.3	$1,015.3	$20,119.4
Gross client inflows (1)	876.3	1,835.3	2,711.6	1,805.2	644.2	262.2	2,711.6
Gross client outflows (1)	(1,133.5)	(2,201.2)	(3,334.7)	(2,177.9)	(949.7)	(207.1)	(3,334.7)
Market appreciation/(depreciation) & other (2) (3)	1,127.7	1,918.6	3,046.3	1,888.0	1,134.6	23.7	3,046.3
As of December 31, 2021	$9,776.9	$12,765.7	$22,542.6	$15,074.1	$6,374.4	$1,094.1	$22,542.6
Average AUM for period	$9,429.6	$12,293.8	$21,723.4	$14,518.8	$6,147.9	$1,056.7	$21,723.4

As of December 31, 2019	$8,716.4	$10,763.7	$19,480.1	$13,473.3	$4,988.8	$1,018.0	$19,480.1
Gross client inflows (1)	936.7	1,483.7	2,420.4	1,633.8	639.8	146.8	2,420.4
Gross client outflows (1)	(1,473.8)	(3,267.0)	(4,740.8)	(3,581.8)	(951.6)	(207.4)	(4,740.8)
Market appreciation/(depreciation) & other (2)	727.1	2,232.6	2,959.7	2,033.5	868.3	57.9	2,959.7
As of December 31, 2020	$8,906.4	$11,213.0	$20,119.4	$13,558.8	$5,545.3	$1,015.3	$20,119.4
Average AUM for period	$8,392.3	$10,565.8	$18,958.1	$13,177.6	$4,769.1	$1,011.4	$18,958.1
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1.Transfers of client assets between portfolios are included in gross client inflows and gross client outflows.
2.Market appreciation/(depreciation) and other includes investment gains/(losses) on assets under management, the impact of     changes in foreign exchange rates and net flows from non-sales related activities including net reinvested dividends.
3.Beginning in 2021, AUM includes assets associated with our model-delivery business, previously classified as assets under advisement. These assets totaled $429.9 million at December 31, 2020, which is included above in market appreciation (depreciation) and other in the twelve months ended December 31, 2021.

4.Assets under management and gross client flows between sales channels have been estimated based upon preliminary data. For a limited portion of our mutual fund assets under management, reporting by sales channel is not available at the time of this release. Such estimates have no impact on total AUM, total cash flows, or AUM by investment portfolio reported in the table above.

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